EXHIBIT 10.112

AGREEMENT OF PURCHASE AND SALE

UNIVERSITY PARK VILLAGE,
FORT WORTH, TEXAS

By and Between

UPV Corporation,
a Delaware corporation,
Seller

and

Glimcher Properties Limited Partnership,
a Delaware limited partnership,

Purchaser

DATED: December 6, 2012

3

AGREEMENT OF PURCHASE AND SALE
UNIVERSITY PARK VILLAGE, FORT WORTH, TEXAS

THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made and entered into this 6th day of December, 2012 by and between UPV Corporation, a Delaware corporation ("Seller"), having an address of c/o Heitman Capital Management LLC, 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606, Attention: Howard J. Edelman; facsimile number (312) 541-6738, and Glimcher Properties Limited Partnership, a Delaware limited partnership ("Purchaser"), having an address of 180 East Broad Street, Columbus, Ohio 43215; facsimile number (614) 621-9321.

RECITALS

Seller is the owner of a parcel of real estate in Fort Worth, Texas, legally described on Exhibit A attached hereto (the "Land") and all buildings and improvements thereon (collectively, the "Real Property", which together with any and all personal property and appurtenances thereto is collectively referred to as the "Property"), commonly known as University Park Village. The Property includes a lifestyle center.

Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Definitions. As used in this Agreement, the following terms have the following meanings:

Closing. The closing of the purchase and sale transaction contemplated herein.

Closing Date. As agreed between Seller and Purchaser but no later than January 7, 2013.

Due Diligence Period. The period commencing on the date of this Agreement and ending at 5:00 p.m. (Chicago time) on January 2, 2013.

Escrow Company. Near North National Title LLC, 222 N. LaSalle Street, Chicago, Illinois 60601 Attn: Cindy M. O'Donohue, President, 312.419.3918.

Property. Shall have the meaning ascribed in the Recitals. There shall be RESERVED from the conveyance of the Property for Seller and Seller's successors and assigns all of Seller's right, title, and interest in and to the oil, gas, and other minerals that are in, under, and that may be produced from the Land and all of Seller's right, title and interest in and to that certain Paid-Up Oil and Gas Lease dated August 2, 2010, with Chesapeake Exploration, L.L.C. (the "Oil and Gas Lease"); provided, however, that Seller and Seller's successors and assigns shall not have the right of ingress and egress over the surface of the Land for the purpose of mining, drilling, storing, transporting, exploring, or developing the oil, gas, or other minerals, but Seller and Seller's successors and assigns shall be entitled to produce the oil, gas, or other minerals that are under the Land from wells located and bottomed on other land or by means of one or more wellbores drilled directionally into the subsurface of the Land from other land so long as the wellbore enters the subsurface of the Land at a depth at least five hundred (500) feet beneath the surface, and these retained rights are expressly excluded from the Property. This reservation will be reserved in the Deed, and the reservation and Oil and Gas Lease will be a Permitted Exception (as each term is hereinafter defined).

Proposal. The form of a "Proposal", whether an "Existing Proposal" as defined in Section 5.8 herein or a "New Proposal" as defined in Section 15(a) (vi) hereof, which shall contain a description of the economic terms of any proposed lease, amendment, or cancellation.

Title Company. Fidelity National Title.

2.    Sale; Purchase Price.

2.1    Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

2.2    The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be One Hundred Five Million and no/100 Dollars ($105,000,000.00). The Purchase Price shall be payable in the following manner:

(a)    Earnest Money. Purchaser shall, within two (2) business days after the full execution and delivery of this Agreement, deposit with the Escrow Company, as escrow agent, the amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (together with all interest earned thereon, the "Initial Earnest Money") which Initial Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. The Initial Earnest Money shall become nonrefundable at 5:00 p.m. (Chicago time) on the last day of the Due Diligence Period unless this Agreement is terminated prior to such time. Unless this Agreement is terminated pursuant to Section 3.2(b), then not later than one (1) business day after the expiration of the Due Diligence Period, Purchaser shall deposit with the Escrow Company an additional amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), which shall be nonrefundable upon deposit (together with all interest earned thereon, the "Additional Earnest Money"). The Initial Earnest Money and the Additional Earnest Money, to the extent delivered by Purchaser pursuant to this Agreement, are collectively referred to as the "Earnest Money." If Purchaser does not timely deliver the Initial Earnest Money as provided in this Section 2.2(a), then this Agreement shall be null and void, and neither party shall have any right or obligation hereunder. If Purchaser does not deliver the Additional Earnest Money, if due, within one (1) business day of the expiration of the Due Diligence Period as provided in this Section 2.2(a), then such failure shall constitute a default by Purchaser. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

(b)    Cash Balance. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Escrow Company in accordance with the terms and conditions of this Agreement, so that Seller shall receive such payment in its designated account no later than 11:00 am (Chicago time) on the Closing Date.

3.    Conditions Precedent. In the event any of the conditions set forth in Sections 3.2(b), 3.3, or 3.4 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Seller shall not be in default hereunder and shall have no liability as a result thereof, and Purchaser's sole right and remedy as a result thereof shall be the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

3.1    Seller's Deliveries. Seller has delivered or made available to Purchaser complete copies of the following items pertaining to the Property to the extent in Seller's actual possession ("Submission Materials"):

(a)    all leases, occupancy agreements, and amendments thereto relating to the Property (the "Leases"), which are listed on Schedule 1;

(b)    reciprocal easement agreements;

(c)    all service contracts and equipment leases relating to the Property (the "Service Contracts"), which are listed on Schedule 2;

(d)    year-to-date operating statement for the current year and year-end operating statements for the last two calendar years;

(e)    copies of the real estate tax bills for the current year and prior year;

(f)    any existing environmental reports, including any Phase I environmental report;

(g)    the existing survey (the "Existing Survey");

(h)    plans and specifications; and

(i)	the most recent tenants' sales reports.

In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

Any failure of Seller to timely deliver or make available any of the Submission Materials shall not extend the Due Diligence Period beyond the period prescribed in Section 1, and Purchaser's sole and exclusive remedy for any such failure shall be to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the provisions of Section 3.2 (b). Except as expressly set forth in Section 6, Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Submission Materials, and Purchaser acknowledges that the Submission Materials will be for informational purposes only and shall not give Purchaser any cause of action against Seller or the preparer, absent an agreement from the preparer that Purchaser is entitled to rely on a particular matter.

3.2    Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time during the Due Diligence Period to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2 and Purchaser's conduct thereof shall be in strict compliance with its covenants and agreements contained herein.

(a)    Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than forty-eight (48) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(f) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

(b)    Purchaser shall have until the expiration of the Due Diligence Period to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. Purchaser may, for any or no reason, terminate this Agreement by giving written notice of termination to Seller on or before the expiration of the Due Diligence Period. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have elected to purchase the Property in accordance with the terms and conditions of this Agreement, the condition precedent set forth in this Section 3.2(b) shall be deemed satisfied and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money shall be returned to

Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

(c)    During the Due Diligence Period, Purchaser shall notify Seller in writing requesting termination of any or all of the terminable Service Contracts that Purchaser wishes to terminate (the "Terminated Service Contracts"). Following the expiration of the Due Diligence Period, Seller shall send termination notices to the service providers of the Terminated Service Contracts. Purchaser shall assume (i) the Terminated Service Contracts for any period between the Closing Date and the date of termination of the Terminated Service Contracts and (ii) all Service Contracts listed on Schedule 2 other than the Terminated Service Contracts. Any termination fees due with respect to the Terminated Service Contracts shall be payable by Purchaser.

(d)    Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground comprising the Property, including, without limitation, a Phase II environmental assessment, without (i) submitting to Seller the scope and specifications for such testing; and (ii) obtaining the prior written consent of Seller for such testing, which consent shall not be unreasonably withheld, denied or delayed, except in connection with ground water testing, in which case Seller may withhold its consent in its sole and absolute discretion.

(e)    Prior to Closing, Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence.

(f)    Purchaser agrees to indemnify, protect, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors and shareholders (collectively, the "Indemnified Parties") harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics' liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith and LIABILITIES, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, LOSSES, DAMAGES, COSTS AND EXPENSES CAUSED BY OR IN ANY WAY CONTRIBUTED TO BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES. In the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) UPV Corporation and Heitman Capital Management LLC ("HCM") named as additional insured parties, and (iii) waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificates shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

(g)    Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or an affiliate of Seller in connection with (A) this Agreement, (B) the transaction contemplated by this Agreement, or (C) the acquisition of the Property by Seller (other than environmental reports, if any), (ii) communications between Seller and HCM, and (iii) appraisals or other valuations of the Property in the possession of Seller or HCM.

(h)    Purchaser agrees and covenants with Seller not to conduct or cause to be conducted any written or oral communications with any tenant regarding renegotiating current lease terms or renewal lease terms.

(i)    Sections 3.2(e) and 3.2(f) and such provisions in this Agreement designated as surviving shall survive Closing or any termination of this Agreement (collectively, the "Surviving Obligations").

3.3    Title and Survey. Seller shall, at Seller's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review a Texas standard form of Title Commitment for Title Insurance along with a copy of each instrument listed as an exception thereon (the "Title Commitment") on the Real Property issued by the Title Company and the Existing Survey. During the Due Diligence Period, Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Commitment which are available. During the Due Diligence Period, Purchaser may elect to obtain at Purchaser's sole cost and expense an amendment to the Existing Survey (the "Amended Survey"). Purchaser shall have until December 20, 2012 (such date being referred to as the "Title Review Date") for examination of Title Commitment and Existing Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Existing Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term "Permitted Exceptions" as used herein. In the event Purchaser elects to obtain the Amended Survey, then Purchaser shall have until the expiration of the Due Diligence Period for examination of the Amended Survey and the making of objections only to matters shown thereon that were not shown on the Existing Survey, such objections to be made in writing and delivered to Seller on or before the expiration of the Due Diligence Period along with a copy of the Amended Survey. If Purchaser shall fail to make any such objections to the Amended Survey on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the form and substance of the Amended

Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included as Permitted Exceptions. If any objections to (i) the Title Commitment or Existing Survey are made on or before the Title Review Date, or (ii) the Amended Survey with respect to matters not shown on the Existing Survey are made on or before the expiration of the Due Diligence Period, then Seller shall have the right, but not the obligation, to (w) cure (by removal, endorsement or otherwise) such objections on or before the Closing Date or (x) terminate this Agreement by giving notice to Purchaser on or before the date which is two (2) business days after the Due Diligence Period. If no such notice from Seller concerning such election is received by Purchaser by such date, then Seller shall be deemed to have elected not to cure any such objections. If this Agreement is not so terminated by Seller, and any such objections are not cured by Seller by the scheduled Closing Date, then Purchaser may as its only option, elect to either: (y) waive such objection(s) and consummate the transaction contemplated by this Agreement without adjustment to the Purchase Price; or (z) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations.

3.4    Tenant Estoppels. Seller shall have delivered to Purchaser, no later than three (3) days prior to the Closing Date, estoppel certificates, substantially in the form of Exhibit C attached hereto or in the form of estoppel required under such tenant's lease or on a national tenant's estoppel form, from (a) all tenants leasing in excess of 7,000 square feet (the "Major Tenants"), (b) each of Apple and Lululemon (collectively, the "Identified Tenants"), and (c) additional tenants such that along with the estoppel certificates from the Major Tenants and the Identified Tenants, Purchaser shall have received estoppel certificates from at least seventy-five percent (75%) of the square footage of the Property currently leased. The requirements set forth in this Section 3.4 are referred to herein as the "Tenant Estoppel Requirements." For purposes of the foregoing, a tenant shall not be considered to be leasing the Property if the term of its lease is month-to-month or expires within six (6) months after the Closing Date. An estoppel certificate shall not fail to qualify as an acceptable estoppel certificate if the applicable tenant (1) inserts "to tenant's knowledge" or "in all material respects" or other similar knowledge or materiality qualification to any of the statements contained in its estoppel certificate; (2) delivers an estoppel certificate that does not contain any more information than that which the tenant is required to give under its Lease; or (3) inserts "approximately" or other similar qualification to the amount of square feet leased by the tenant. Seller shall not be in default under this Agreement or have any liability to Purchaser if Seller is unable to obtain any of the foregoing described estoppel certificates. If Seller does not satisfy the Tenant Estoppel Requirements by the date that is three (3) days prior to the Closing Date, then upon written notice to the other, either party has the right to extend the Closing Date twice by up to one (1) week per extension to provide additional time for Seller to satisfy the Tenant Estoppel Requirements provided that the Closing Date shall not be extended by more than a total of two (2) weeks. If Seller does not satisfy the Tenant Estoppel Requirements by the second extended Closing Date, then Purchaser may elect to either (y) waive the Tenant Estoppel Requirements and proceed to Closing without adjustment to the Purchase Price or (z) terminate this Agreement pursuant to Section 4.4.

4.    Closing; Conditions; Deliveries.

4.1    Place of Closing. The Closing shall be held on the Closing Date in the offices of the Escrow Company or at any other location mutually acceptable to the parties.

4.2    Condition to Parties' Obligation to Close. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

(a)    The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

(b)    As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing by such other party have been tendered;

(c)    As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

(d)    As of the Closing Date, the Title Company shall be irrevocably committed to deliver to Purchaser an Owner Policy of Title Insurance (the "Owner's Title Policy"), delivered in due course by the Title Company after Closing, issued by the Title Company on the standard form in use in the State of Texas, in the full amount of the Purchase Price, dated as of the Closing Date, insuring Purchaser's fee simple title to the Real Property to be good and indefeasible subject only to Permitted Exceptions and others approved by Purchaser in writing, and the standard printed exceptions, insuring title to the Real Property to be vested in Purchaser; provided, however:

(i)    The exception as to area and boundaries may, at the option and expense of Purchaser, be deleted except for only "shortages in area";

(ii)    The standard exception as to restrictive covenants shall either be deleted or except only restrictive covenants that are Permitted Exceptions;

(iii)    The exception as to standby fees and taxes shall be limited to standby fees and taxes for the year of Closing and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership; and
(iv)    There shall be no exception for parties in possession, other than the tenants as tenants only pursuant to existing leases.

4.3    Deliveries. At Closing each party shall execute and deliver to the other and/or the Escrow Company the following documents:

(a)    Seller shall deliver to Purchaser and/or the Escrow Company:

(i)    a deed (the "Deed") to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit D attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

(ii)    a bill of sale duly executed by Seller and in substantially the same form as set forth in Exhibit E attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

(iii)    an assignment to Purchaser of the Leases duly executed by Seller and in substantially the same form as set forth in Exhibit F attached hereto;

(iv)    an assignment to Purchaser of the Service Contracts and other contracts being assumed hereunder, and the licenses and permits affecting the Property (to the extent freely assignable), duly executed by Seller and in substantially the same form as set forth in Exhibit G attached hereto;

(v)    a non-foreign transferor certification pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit H attached hereto;

(vi)    a certified resolution of Seller certifying that Seller has the legal power, right and authority to consummate the sale of the Property; and

(vii)    originals of the Leases and keys to the Property.

(b)    Purchaser shall deliver to Seller or the Escrow Company:

(i)    the Cash Balance, by wire transfer, as provided in Section 2.2(b) hereof;

(ii)    an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii) and (iv); and

(iii)    a certified resolution of Purchaser certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property.

(c)    Seller and Purchaser shall jointly deliver to the Escrow Company:

(i)    A closing statement duly executed by each of Seller and Purchaser;

(ii)    All transfer declarations or similar documentation required by law, if any;

(iii)    Letters to the tenants of the Property in the form of Exhibit I attached hereto; and

(iv)    Notices in substantially the form of Exhibit J attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

4.4    Permitted Termination. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date or such earlier date required hereunder, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

5.    Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:

5.1    Purchaser shall be credited with (i) the amount of (A) all rents and (B) all expense contributions, real estate tax contributions, and other reimbursements from tenants ("Tenant Contributions") received by Seller and attributable to any month commencing after the Closing Date, (ii) all unapplied refundable cash security deposits held by Seller and which were made by tenants under all Leases in effect as of the Closing Date, and (iii) all prepaid security deposits for Leases whose terms have not commenced as of the Closing Date.

5.2    All rents and Tenant Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants of Tenant Contributions for the calendar year in which the Closing occurs, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by Seller and Purchaser for their respective period of ownership during the calendar year in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation.

5.3    Percentage rent, if any, shall be prorated between Purchaser and Seller by utilizing the percentage rent payable for such lease year based upon the actual days of ownership of the Property. There shall be no adjustment for percentage rent payments until after the receipt of any percentage rent payments made by the respective tenants.

5.4    Purchaser covenants to bill tenants for amounts due from tenants attributable to periods prior to Closing (including, without limitation, delinquencies and sums due with respect to the reconciliation of Tenant Contributions for (x) the calendar year in which the Closing occurs, and (y) the prior calendar year if Seller does not complete same prior to Closing providing Seller prepares and provides Purchaser with the statements to be billed to each tenant for the prior year) and diligently pursue collections from tenants. Any amounts received from tenants after Closing shall be applied on a tenant by tenant basis in the following order: (i) first on account of any amount then due and payable or past-due and payable to Purchaser from such tenant, (ii) next, on account of any amount due Seller from such tenant for the period up to and including the Proration Date and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such amounts have not been collected by Purchaser and paid to Seller within three (3) months after such amounts were due and payable to Seller. Any money due to Seller under Sections 5.2, 5.3 or this Section 5.4 shall be remitted to Seller within ten (10) business days after the end of each month in which Purchaser receives such money. Any money due to Purchaser under Sections 5.2, 5.3 or this Section 5.4 shall be remitted to Purchaser within ten (10) business days after the end of each month in which Seller receives such money.

5.5    Operating expenses, including, without limitation, any prepaid expenses such as permits, licenses and membership dues, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

5.6    Real estate taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs utilizing the most recent ascertainable tax bill(s). Seller and Purchaser agree to reprorate said real estate taxes upon Purchaser's receipt of the actual tax bill for the tax year in question, if any. Seller reserves the right to continue to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes (net of any refunds due tenants for taxes collected from tenants) applicable to any period prior to the Closing Date.

5.7    Except for utilities billed directly to tenants, utilities shall be prorated as of the Proration Date based upon estimates using the prior month's actual invoices.

5.8    Purchaser shall be responsible for and pay for all "Leasing Costs" which shall include: (a) the cost of all tenant improvements, (b) all leasing commissions, (c) all space planning costs, and (d) all legal costs, that are due and payable as a result of Leases made pursuant to: (i) Existing Proposals listed on Schedule 4 attached hereto which Purchaser is hereby deemed to have approved, and (ii) any New Proposal which Purchaser approved, or is deemed to have approved as provided in Section 15 of this Agreement. Notwithstanding the foregoing, Purchaser shall receive a credit at Closing for the tenant improvement allowances and the leasing commissions in connection with the pending lease proposals with Free People of Pennsylvania and Union Pacific Café, whether or not such new Leases are signed prior to Closing. If Seller does not enter into a lease with Free People of Pennsylvania prior to Closing, then Purchaser shall receive a credit at Closing in the amount of Thirty-One Thousand Seven Hundred Ten and No/100 Dollars ($31,710.00). If Seller does not enter into a lease with Union Pacific Café prior to Closing, then Purchaser shall receive a credit at Closing in the amount of Fifty-One Thousand and No/100 Dollars ($51,000.00).

5.9    All insurance policies and property management agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty (120) days after the end of the calendar year in which the Closing occurs except for Tenant Contributions and percentage rents not yet collected. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, losses, damages, claims and costs (including reasonable attorney fees, court costs and litigation expenses) (i) in connection with Purchaser's assumption of responsibility for the Leasing Costs as provided in Section 5.8 herein, including but not limited to any and all obligations under third party contracts assumed by Purchaser as provided by Sections 4.3 (a) (iv) hereof; and (ii) for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

6.    Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants as follows:

6.1    Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

6.2    Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

6.3    Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

6.4    Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.5.    Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

6.6    Leases. Attached hereto as Schedule 1 is a complete and accurate list of the Leases as of the date of this Agreement, which shall be updated by Seller as of Closing, if necessary, to include new Leases and delete terminated Leases. Schedule 1 also includes a true and correct list of all security deposits that have not been applied against delinquent rents or otherwise as provided in the Leases. No tenant or other party has an option or right of first refusal to purchase any portion of the Property.

6.7    Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the Service Contracts as of the date of this Agreement, which shall be updated by Seller as of Closing, if necessary, to include new Service Contracts and delete terminated Service Contracts.

6.8    Notices. To the best of Seller's knowledge, Seller has not received any written notice that the Property, and all present uses and operations thereof, are in violation of any applicable zoning or land-use laws that remains uncured.

6.9    Litigation. Except as set forth on Schedule 3 and except for matters covered by insurance, no litigation has been served upon Seller, nor to the best of the Seller's knowledge has been filed, or threatened in writing, affecting the Seller's ability to consummate the transaction contemplated by this Agreement. Schedule 3 shall be updated by Seller as of Closing, if necessary.

6.10    No Terrorism. Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any of those persons or entities.

6.11    Hazardous Materials. To the best of Seller's knowledge and except as disclosed in that certain Phase I Environmental Site Assessment dated May 4, 2001, prepared by Qore, (a) there are no Hazardous Materials (except small quantities of such materials in cleaning supplies or otherwise used in connection with the ordinary operation of the Property that are stored and maintained in compliance with Environmental Laws) and (b) there are no underground storage tanks on the Property. Seller has received no written notice that the Property is in violation of any Environmental Laws. For purposes of this paragraph, the parties agree that "Hazardous Materials" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined in all applicable provisions of any Environmental Laws or the regulations promulgated thereunder, relating to, or imposing liability or standards of conduct concerning any hazardous substances, hydrocarbons, hazardous materials, toxic substances or hazardous wastes as defined from time to time in any other federal, state and local laws or the regulations promulgated thereunder applicable to the Property or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.

6.12    Operating Statements. To the best of Seller's knowledge, the year-to-date operating statement for the current year and year-end operating statements for the last two calendar years provided to Purchaser are true and correct in all material respects.

6.13    The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing and updated if necessary, and said warranties and representations as so remade and updated shall survive Closing subject to Section 19. In the event any update to Seller's warranties and representations discloses a matter or circumstance that is material and adverse to Purchaser and not otherwise permitted herein, Seller shall not be in default hereunder and shall have no liability as a result thereof, and Purchaser's sole right and remedy as a result thereof shall be the right to terminate this Agreement by giving written notice thereof to Seller, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations.

As used in this Section 6, the term "to Seller's knowledge" "actual knowledge" or "best of Sellers knowledge" or words of similar import (i) shall mean the actual knowledge of Paul Rezents and not to any other persons, (ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees.

Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (individually, a "Representation" and collectively, the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Purchaser, its officers, employees, shareholders, members, partners, or agents had knowledge of such breach by Seller (including, without limitation, knowledge gained by Purchaser or any such related party in the course of its Due Diligence as to a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate) at Closing and Purchaser elects to proceed to close the transaction contemplated by this Agreement, and Purchaser shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby.

7.    Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AND DEFECTS AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE

PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

8.    Purchaser's Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as follows:

8.1    Power. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

8.2    Requisite Action. Purchaser will seek approval from its board at the next regular scheduled meeting (December 13, 2012) and upon receipt of such approval, all requisite action (corporate, trust, partnership or otherwise) will have been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained or shall not be obtained prior to the expiration of the Due Diligence Period to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

8.3    Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

8.4    Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

8.5    Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

8.6    Litigation. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

8.7    ERISA.  No assets used by Purchaser in connection with the transaction contemplated by this Agreement constitute the assets of (i) any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, (ii) any "plan" as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), which is subject to Section 4975 of the Code, or (iii) any entity deemed to hold "plan assets" (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any such employee benefit plan or plan.

8.8    No Terrorism. Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any of those persons or entities.

8.9    The warranties and representations set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade set forth in herein shall be deemed waived unless Seller has (i) given Purchaser written notice of any such claim prior to the date which is six (6) months after the Closing Date, and (ii) filed suit within one (1) month after delivery to Purchaser of any such notice of claim.

9.    Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain the Owner's Title Policy in the amount of the Purchase Price; (ii) the costs of the Existing Survey; (iii) 50% of all closing escrow fees, including "New York Style" closing fees; (iv) the cost of any transfer taxes; and (v) Seller's legal fees and expenses. Purchaser shall pay the following expenses: (a) the costs for any endorsements to the title policy, including, without limitation, modification of the "survey exception"; (b) the cost of any reinsurance of the title policy; (c) the costs to obtain the Amended Survey; (d) 50% of all closing escrow fees, including "New York Style" closing fees; (e) the fee for the recording of the Deed; (f) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; (g) all costs and expenses associated with Purchaser's financing, if any; and (h) Purchaser's legal fees and expenses. The provisions of this Section 9 shall survive Closing or any termination of this Agreement.

10.    Commissions. Seller shall be solely responsible for the payment of the commission to Holliday Fenoglio Fowler. Seller and Purchaser each warrant and represent to the other that (other than Holliday Fenoglio Fowler) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection with the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing or any termination of this Agreement.

11.    New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, and the payment of the Purchase Price. Seller and Purchaser agree to use reasonable efforts to complete all requirements for Closing prior to the Closing Date. Seller and Purchaser also agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of the Deed, but rather, upon the agreement by the Title Company to issue the Owner's Title Policy. Seller and Purchaser shall each provide any undertaking to the Title Company reasonably necessary to accommodate the New York Style Closing.

12.    Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. The provisions of this Section 12 shall survive Closing or any termination of this Agreement.

13.    Notice. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause (i) above, (y) one business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 p.m. (Chicago time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

Notices to Seller copy to:    Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Attn: Richard K. Martin
facsimile no. 214-200-0740

Notices to Purchaser copy to:    Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, Ohio 43215

Attn: George A. Schmidt, Esq.
facsimile no. 614-621-9321

14.    Fire or Other Casualty; Condemnation.

14.1    If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than Two Million Five Hundred Thousand Dollars ($2,500,000.00), then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

14.2    If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller.

15.    Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that:

(a) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

(i)    Refrain from transferring any of the Property or creating on the Property any easements or mortgages which will survive Closing or permitting any changes to the zoning classification of the Land;

(ii)    Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

(iii)    Continue to operate, maintain, and repair the Property in a manner consistent with Seller's current practices;

(iv)    Comply with the material terms of the Leases;

(v)    Refrain from offering the Property for sale or marketing the same; and

(vi)    Deliver or make available to Purchaser copies of all new Leases entered into after the date hereof and copies of all Proposals entered into after this date (the "New Proposals").

(b) after the date hereof through the Closing, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (except where such consent is deemed granted as provided in this Agreement) (i) amend any Leases, (ii) cancel any Leases, or (iii) execute any new leases; provided, however, that Seller shall be permitted to enter into, and Purchaser shall be deemed to have approved and consented to, any lease agreement or amendment that is required pursuant to an existing Lease or memorializes the exercise of an existing right or option under an existing Lease. Purchaser shall have five (5) days from its receipt of any New Proposal to notify Seller in writing of its approval or rejection of any such New Proposal. If no such notice is received by Seller within such period then Purchaser shall be deemed to have approved any such New Proposal. Seller shall have the right to execute lease documents evidencing an Existing Proposal or a New Proposal approved or deemed approved by Purchaser as provided in this Agreement.

16.    Assignment. Purchaser shall not assign this Agreement without Seller's prior written consent which consent may be withheld for any reason or no reason, provided however, that on the Closing Date, Purchaser shall have the right to assign its rights under this Agreement to Glimcher Realty Trust, a Maryland real estate investment trust ("GRT") or to any entity that owns or is owned in whole or in part by Purchaser, GRT, or to a venture of which Purchaser, GRT or an affiliate is a member. Any assignment shall be conditioned upon Seller's receipt of a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee in a form reasonably acceptable to Seller not less than five (5) business days prior to the Closing Date. Any such assignment shall not release Purchaser from its obligations under this Agreement until Closing occurs. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns.

17.    Remedies.

(a)    (i) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A VOLUNTARY BREACH BY SELLER ("SELLER'S DEFAULT"), SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY, BE ENTITLED TO EITHER: (A) SEEK THE REMEDY OF SPECIFIC PERFORMANCE, OR (B) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. IN NO EVENT SHALL

SELLER BE LIABLE TO PURCHASER FOR ANY DAMANGES INCLUDING WITHOUT LIMITATION PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN INVOLUNTARY BREACH BY SELLER, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. EXCEPT IN CONNECTION WITH THE REMEDY OF SPECIFIC PERFORMANCE, PURCHASER SHALL NOT BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

(ii) PURCHASER SHALL (A) NOTIFY SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS FORTY FIVE (45) DAYS AFTER THE DATE OF A SELLER'S DEFAULT AND (B) INSTITUTE PROCEEDINGS SEEKING SUCH REMEDY ON OR BEFORE THE DATE WHICH IS THIRTY (30) DAYS AFTER THE DATE OF PURCHASER'S NOTICE.

(iii) PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE, OR (y) INSTITUTE PROCEEDINGS, SEEKING SUCH REMEDY AS PROVIDED IN SECTION 17(a)(ii)(B) HEREINABOVE.

(iv) NOTWITHSTANDING ANYTHING IN THIS SECTION 17(a) TO THE CONTRARY, FAILURE OF A CONDITION PRECEDENT SHALL NOT BE A DEFAULT HEREUNDER OR ENTITLE PURCHASER TO ANY REMEDY, AND SHALL ONLY ENTITLE PURCHASER TO A REFUND OF THE EARNEST MONEY TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT.

(b)    IN THE EVENT THAT AFTER THE INITIAL EARNEST MONEY HAS BECOME NONREFUNDABLE, PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES, PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL

SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT. IN THE EVENT SELLER SUCCESSFULLY BRINGS SUIT OR ACTION TO ENFORCE THE FOREGOING PROVISION, SELLER SHALL BE ENTITLED TO RECOVER FROM PURCHASER ITS ACTUAL ATTORNEYS' FEES, COURT COSTS AND LITIGATION EXPENSES IN CONNECTION THEREWITH.

SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND AGREE TO BE BOUND BY ITS TERMS.

18.    Miscellaneous.

18.1    Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

18.2    Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the obligation hereby cannot be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

18.3 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

18.4 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

18.5 Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made except disclosures required by law, and each party agrees to use commercially efforts to prevent disclosure of this transaction. The provisions of this Section 18.5 shall survive Closing or any termination of this Agreement.

18.6 Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

18.7 Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser in this Agreement and in the Purchase Documents (as defined in Section 19) with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

18.8 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

18.9 Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

18.10 Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

18.11 Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

18.12 Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

18.13 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

18.14 No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

18.15 Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the Surviving Obligations. No action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations.

19. Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and all such documents, the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall (x) be deemed waived unless Purchaser has delivered to Seller written notice that Purchaser is seeking recourse under Seller's Undertakings (the "Recourse Notice") after the Closing Date but prior to the date that is six (6) months after the Closing Date and Purchaser has filed suit with respect to same within one (1) month after the date of Purchaser's delivery to Seller of the Recourse Notice, and (y) be limited to an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate of all recourse of Purchaser under the Purchase Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or HCM, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller.

20.    Option Fee: The sum of $100.00 (the "Option Fee") is a non-refundable portion of the Earnest Money as consideration for Purchaser's exclusive right to inspect and purchase the Real Property pursuant to this Agreement and for Seller's execution, delivery, and performance of this Agreement. Any reference in this Agreement to the Earnest Money being returned to Purchaser means the Escrow Company shall return the Earnest Money (less the non-refundable Option Fee) to Purchaser and the Escrow Company shall deliver the Option Fee to Seller.

21.    Waiver of Consumer Rights: Purchaser, after consultation with an attorney of its own selection (which counsel was not directly or indirectly identified, suggested or selected by Seller or any agent of Seller) hereby voluntarily waives its rights under the Deceptive Trade Practices - Consumer Protection Act (Section 17.41, et seq., Business and Commerce Code), a law that gives consumers special rights and protections. Purchaser hereby acknowledges to Seller that Purchaser and Seller are not in a significantly disparate bargaining position.

22.    Notice to Tenants: Purchaser hereby expressly agrees, confirms and acknowledges that Purchaser shall immediately after Closing deliver to each tenant of the Property a signed statement acknowledging that Purchaser is the new owner of the Property and that Purchaser is responsible for all such tenants' security deposits providing an exact dollar amount of each security deposit. Purchaser also hereby expressly agrees, confirms and acknowledges that Purchaser shall be liable for (and Purchaser hereby expressly assumes all liability for) all such security deposits that are transferred from Seller to Purchaser regardless of whether notice is given to the tenants of the Property in accordance with the provisions of this Section 22. The provisions of this Section 22 shall survive the Closing.

23. Notice to Purchaser. In accordance with the requirements of the Texas Real Estate License Act, Purchaser is hereby advised by Broker that (i) Purchaser should be furnished with or obtain a policy of title insurance or have the abstract covering the Property examined by any attorney of its own selection, and (ii) unless otherwise agreed to in writing by the parties hereto, Broker is being paid by Seller and is representing Seller in this transaction.

24.    Notification required by Section 334.9 of Title 30 of the Texas Administrative Code if property includes sale of conveyance of a tank (or tank system) which is designed or intended to be installed as an underground or aboveground storage tank.

"NOTICE REGARDING UNDERGROUND STORAGE TANK:

The underground storage tank(s) which are included in this conveyance are presumed to be regulated by the Texas Natural Resource Conservation Commission and may be subject to certain registration and construction notification requirements found in 30 Texas Administrative Code, Chapter 334."

[NO FURTHER TEXT - SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

SELLER:

UPV Corporation,
a Delaware corporation

By:/s/ Dwight P. Fawcett
Name:     Dwight P. Fawcett
Its: President

PURCHASER:

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    GLIMCHER PROPERTIES CORPORATION,
a Delaware corporation, its sole general partner

By:/s/ George A. Schmidt
Name:     George A. Schmidt
Its: Executive Vice President of Development,
General Counsel and Secretary

LIST OF EXHIBITS AND SCHEDULES

Exhibit A    -    Legal Description
Exhibit B    -    Form of Earnest Money Escrow Agreement
Exhibit C    -    Form of Tenant Estoppel Certificate
Exhibit D    -    Form of Deed
Exhibit E    -    Form of Bill of Sale
Exhibit F    -    Form of Assignment and Assumption of Leases

Exhibit G	- Form of Assignment and Assumption of Contracts, Licenses and Permits
Exhibit H    -    Form of Non-Foreign Affidavit
Exhibit I    -    Form of Tenant Notification Letter
Exhibit J    -    Form of Vendor Notification Letter
Schedule 1    -    List of Leases and Security Deposits
Schedule 2    -    List of Service Contracts
Schedule 3    -    List of Litigation
Schedule 4    -    List of Existing Proposals
EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B
Form of Earnest Money Escrow Agreement

NEAR NORTH NATIONAL TITLE LLC

222 N. LaSalle                                Phone: 312-621-8233
Chicago, Illinois                             Fax:    312-419-0778

Escrow No.:____________                    Re: University Park Village,
Date:______________201__                     Fort Worth, Texas

STRICT JOINT ORDER ESCROW

The accompanying $2,500,000 and possibly another $2,500,000 is deposited with Near North National Title LLC as Escrowee to be delivered by it only upon the joint order of the undersigned or their respective legal representatives or assigns.

Escrowee is hereby expressly authorized to disregard, in its sole discretion, any and all notices or warnings given by any of the parties hereto, or by any other person or corporation, but the said Escrowee is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court with or without jurisdiction, and in case the said Escrowee obeys or complies with any such order, judgment or decrees of any court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being entered without jurisdiction or being subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this escrow, to which said Escrowee is or may at any time become a party, it shall have a lien on the contents hereof for any and all costs, attorneys' and solicitors' fees, whether such attorneys or solicitors shall be regularly retained or specially employed, and any other expenses which it may have incurred or become liable for on account thereof, and it shall be entitled to reimburse itself therefore out of said deposit, and the undersigned jointly and severally agree to pay said Escrowee upon demand all such costs, fees and expenses so incurred.

In no case shall the above mentioned deposits be surrendered except on an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience of the process or order of court as aforesaid.

Deposits made pursuant to these instructions shall be invested in federally issued or insured interest bearing instrument(s) on behalf of any party or parties thereto; provided, that any direction to Escrowee for such investment shall be expressed in writing and contain the consent of all the parties to this escrow, and also provided that Escrowee is in receipt of the tax payer's identification number and investment forms as required. Escrowee will, upon request, furnish information concerning its procedures and fee schedules for investment.

Except as to deposits of funds for which Escrowee has received express written direction concerning investment or other handling, the parties hereto agree that the Escrowee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder; and further, that Escrowee may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under the applicable laws of the State in which the funds are held and may use any part or all such funds for its own benefit without obligation to any party for interest derived thereby, if any; provided, however, nothing herein shall diminish Escrowee's obligation to apply the full amount of the deposits in accordance with the terms of this Agreement. In the event the Escrowee is requested to invest deposits hereunder, Escrowee is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investment for the purposes of these escrow instructions.

PURCHASER:

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    GLIMCHER PROPERTIES CORPORATION,
a Delaware corporation, its sole general partner

Signed By:
Name:
Its:
Address
Purchaser's Federal Tax Identification Number:

SELLER:

UPV Corporation,
a Delaware corporation

Signed By:
Name:
Its:
Address - c/o Heitman Capital Management LLC, Suite 2500, 191 North Wacker Drive, Chicago, Illinois 60606.

ACCEPTED:

NEAR NORTH NATIONAL TITLE LLC

By:
Name:
Its:
EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

TO:
Glimcher Properties Limited Partnership    UPV Corporation
180 East Broad Street                c/o Heitman Capital Management LLC
Columbus, Ohio 43215                191 N. Wacker Drive
Suite 2500
Chicago, IL 60606

Re:    University Park Village, Fort Worth, Texas (the "Property")

Gentlemen:

The following statements are made with the knowledge that the addressees are relying on them in connection with the purchase and sale of the Property and the assignment to Glimcher Properties Limited Partnership, a Delaware limited partnership ("Purchaser") of the Lease (defined below) in connection therewith, and the addressees' and their respective lenders, successors and assigns and successor owners of the Property may rely on them for that purpose.

The undersigned ("Tenant"), being the Tenant under the Lease covering certain premises ("Leased Premises") in the Property, hereby certifies to the addressees that the following statements are true, correct and complete as of the date hereof:

1.    Tenant is the tenant under a lease with ("Landlord") dated _______________ [[INSERT THE TITLE AND DATE OF ALL AMENDMENTS, MODIFICATIONS AND ANY OTHER AGREEMENTS RELATING TO THE LEASE, i.e. . . ., "as amended by that certain First Amendment, dated March 8, 1999," . . . ]], ([[collectively,]] the "Lease"). The Lease demises to Tenant approximately _______ square feet in the Property. The initial term of the Lease commenced on , , and will expire on , , exclusive of unexercised renewal options and extension options contained in the Lease. Except as set forth in this Paragraph 1 there have been no amendments, modifications or revisions to the lease, and there are no agreements of any kind between Landlord and Tenant regarding the Leased Premises.

2.    The Lease has been duly authorized and executed by Tenant and is in full force and effect.

3.    Tenant is presently occupying the Leased Premises. The Lease has not been assigned by Tenant and no sublease, concession agreement or license covering the Leased Premises, or any portion of the Leased Premises, has been entered into by Tenant.

4.    Tenant is currently obligated to pay fixed or base rent under the Lease in the annual amount of $ , payable in monthly installments of $ . Rent has been paid under the Lease through , 20 . No rent under the Lease has been paid more than one (1) month in advance, and no other sums have been deposited with Landlord other than $ deposited as security under the Lease. The security deposit is not subject to any set-off or reduction or any increase for interest or other credit due to tenant. Except as specifically stated in the Lease, Tenant is entitled to no rent concessions, free rent, allowances or other similar compensation in connection with renting the Leased Premises.

5.    To Tenant's knowledge, neither Landlord nor Tenant is in default under the Lease beyond any applicable cure period and, to Tenant's knowledge, no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

6.    Except as specifically stated in the Lease, Tenant has not been granted (a) any option to extend the term of the Lease, (b) any option to expand the Leased Premises or to lease additional space within the Property, (c) any right of first refusal on any space at the Property, (d) any option or right of first refusal to purchase the Leased Premises or the Building or any part thereof, or (e) any option to terminate the Lease prior to its stated expiration.

7.    All obligations and conditions under the Lease to be performed to date by Landlord have been satisfied, free of defenses and set-offs, including, without limitation, all construction work in the Leased Premises and Landlord has paid in full all allowances and inducements due and payable to Tenant.

8.    The Landlord has not rebated, reduced or waived any amounts due from Tenant under the Lease, nor has Landlord provided financing for, made loans or advances to, or invested in Tenant's business.

9.    Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, order or directives relating to use, operation or condition of the Leased Premises.

EXECUTED as of the day of , 201__

TENANT

Name of Tenant
(d/b/a, if any:                         )

By:
Name:
Title:

EXHIBIT D

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS. IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS. YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

THE STATE OF TEXAS        §
§    KNOW ALL PERSONS BY THESE PRESENTS.

COUNTY OF _________	§

That _______________________, a ___________________ ("Grantor"), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by ______________, a ______________, ("Grantee") having an address at ___________________________, the receipt and sufficiency of which are hereby acknowledged and confessed, and subject to the Permitted Exceptions (as hereinafter defined), has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL, and CONVEY, unto Grantee all of the real property situated in ________ County, Texas, described on the attached Exhibit A, together with all and singular the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in anywise appertaining thereto, and together with all buildings and improvements located thereon and any right, title, and interest of Grantor in and to adjacent streets, alleys, strips, gores, and rights-of-way (collectively, the "Property").

This conveyance is made and accepted subject and subordinate to those encumbrances and exceptions (the "Permitted Exceptions") set forth on the attached Exhibit B, but only to the extent that they affect or relate to the Property, and without limitation or expansion of the scope of the special warranty herein contained.

This conveyance is being made subject to a reservation to Grantor and Grantor's successors and assigns all of Grantor's interest in the oil, gas, and minerals that are in and under the Property and that may be produced from it; provided, however, that Grantor and Grantor's successors and assigns shall not have the right of ingress and egress over the surface of the Property for the purpose of mining, drilling, storing, transporting, exploring, or developing the oil, gas, or other minerals, but Grantor and Grantor's successors and assigns shall be entitled to produce the oil, gas, or other minerals that are under the Property from wells located and bottomed on other land or by means of one or more wellbores drilled directionally into the subsurface of the Property from other land so long as the wellbore enters the subsurface of the Property at a depth at least five hundred (500) feet beneath the surface, and these retained rights are expressly excluded from the Property.

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions, unto Grantee, its heirs, executors, legal representatives, successors and assigns, forever; and Grantor does hereby bind itself, its heirs, executors, legal representatives, successors and assigns, to WARRANT and FOREVER DEFEND all and singular the Property unto Grantee, its heirs, executors, legal representatives, successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, except as to the Permitted Exceptions to conveyance and warranty contained herein, by, through or under Grantor, but not otherwise.

Grantee, by its acceptance hereof, hereby assumes and agrees to pay any and all standby fees, taxes, and assessments by any taxing authority for the calendar year 201_, and subsequent years. Grantee, by its acceptance hereof, hereby assumes and agrees to pay any and all subsequent taxes and assessments relating to a subsequent change in the usage or ownership of the Property, whether by reason of this conveyance or hereafter.

BY ACCEPTING THIS DEED (AS EVIDENCED BY THE RECORDING OF THIS DEED IN THE OFFICIAL RECORDS OF __________ COUNTY, TEXAS), GRANTEE ACKNOWLEDGES AND AGREES THAT GRANTEE IS TAKING THE PROPERTY "AS-IS" AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES (EXCEPT FOR GRANTOR'S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE PURCHASE AND SALE AGREEMENT DATED __________, 201__, ENTERED INTO BETWEEN GRANTOR AND GRANTEE).

Remainder of Page Intentionally Blank.
Signature Page Follows.
IN WITNESS WHEREOF, this Special Warranty Deed has been executed by Grantor on the date set forth below to be effective as of the ___ day of ______________, 201_.

GRANTOR.

_________________________________,
a _______________________

By:    _______________________________,
a ____________________________,
its ______________________

Exhibit Only. Do Not Execute
By:
Name:
Title:
Date:     _______________________

STATE OF __________	§
§
COUNTY OF _______________    §

This instrument was acknowledged before me on this _____ day of _______________, 201___, by _______________, _______________ of _______________, a _______________, on behalf of said _______________.

NOTARY PUBLIC in and for the
State of ______________

[Seal]

EXHIBIT A
(Special Warranty Deed)
LAND DESCRIPTION

EXHIBIT B
(Special Warranty Deed)
PERMITTED EXCEPTIONS

1.	[Insert Permitted Exceptions]

EXHIBIT E

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that ________________, a _________________ ("Seller") in consideration of Ten and 00/00 Dollars ($10.00), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer, quit claim and set over unto ______________, a _______________ ("Purchaser") all furniture, furnishings, fixtures, equipment and other personal property set forth on Exhibit A attached hereto and made a part hereof (the "Personal Property") located at, on and about the real estate commonly known as _______________ and legally described in the Agreement, as hereinafter defined (the "Premises").

TO HAVE AND TO HOLD the Personal Property unto Purchaser and Purchaser's heirs, legal representatives, successors and assigns forever.

ALL WARRANTIES OF QUALITY OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY ARE EXPRESSLY EXCLUDED. THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN "AS IS" CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER.

Any liability of Seller hereunder shall be limited as set forth in Section 19 of that certain Agreement of Purchase and Sale between Seller and Purchaser dated _____________ ___, 201__ (the "Agreement").

IN WITNESS WHEREOF, Seller has signed this Bill of Sale at [[Chicago, Illinois]] this _____ day of ________________, 201__.

SELLER:

By:
a
By:
Name:
Its:

EXHIBIT A
(BILL OF SALE)
LIST OF PERSONAL PROPERTY

1) Golf Cart
2) Christmas Wreaths and Garland- Christmas Lights/ 30' Christmas Tree being stored by Preferred Landscape and Lighting
3) Miscellaneous equipment - ladders, tools
4) Storage Pod to store the above
5) L shape desk; 4 chairs
6) Computer with two screens
7 Brother printer
8) Five Drawer file cabinet; two drawer file cabinet
9) Office equipment
10) Phone Equipment
11) Time Clock

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASES

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _______________, having its principal office c/o Heitman Capital Management LLC, 191 North Wacker Drive, Chicago, Illinois 60606 ("Assignor"), hereby sells, transfers, assigns and sets over unto ______________________, c/o ______________________ ("Assignee"), its legal representatives, successors and assigns all of Assignor's right, title and interest in, to and under (a) those certain leases referred to on Exhibit A attached hereto and made a part hereof (the "Leases") affecting the real estate legally described in the Agreement (as hereinafter defined) and commonly known as _____________, _____________, ___ (the "Property") and (b) the rent therein referred except, however, that portion of said rent attributable to periods of time prior to the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee dated as of ______, 201__; the "Agreement").

Assignee does hereby accept the foregoing Assignment and Assumption of Leases subject to the terms and conditions herein and in the Leases, and does hereby assume, without exculpation, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases arising from and after the Closing Date, and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original landlord or lessor thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring prior to the Closing Date.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Leases, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder shall be limited as set forth in Section 19 of the Agreement.

This Assignment and Assumption of Leases shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Assignment and Assumption of Leases may be executed in counterparts, and as so executed shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases this ____ day of ___________, 201__.

ASSIGNOR:
,
a

By:
Name:
Its:

ASSIGNEE:
,

a

By:
Name:
Its:

EXHIBIT A
(TO ASSIGNMENT AND ASSUMPTION OF LEASES)
LIST OF LEASESEXHIBIT G

ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
LICENSES AND PERMITS

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _______________, having its principal office c/o Heitman Capital Management LLC, 191 North Wacker Drive, Chicago, Illinois 60606 ("Assignor"), hereby sells, transfers, assigns and sets over unto ______________________, c/o ______________________ ("Assignee"), its legal representatives, successors and assigns effective as of the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee dated as of ________, 201__; the "Agreement") all of Assignor's right, title and interest in, to and under (a) those agreements referred to on Exhibit A attached hereto and made a part hereof (the "Contracts") affecting the real estate legally described in the Agreement and commonly known as _____________, _____________ , (the "Property") and (b) all licenses, warranties and permits relating to the construction, use and operation of the Property.

Assignee does hereby accept the foregoing Assignment and Assumption of Contracts, Licenses and Permits and does hereby assume, without exculpation, as of the Closing Date, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Contracts arising from and after the date hereof, and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original party thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Contracts, as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Contracts, as to events occurring prior to the Closing Date.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Contracts, Licenses and Permits, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder shall be limited as set forth in Section 19 of the Agreement.

This Assignment and Assumption of Contracts, Licenses and Permits shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Assignment and Assumption of Contracts, Licenses and Permits may be executed in counterparts, and as so executed shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts, Licenses and Permits this ____ day of _______________, 201__.

ASSIGNOR:
,
a
By:
Name:
Its:

ASSIGNEE:
,
a

By:
Name:
Its:
EXHIBIT A
(TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
LICENSES AND PERMITS)

LIST OF CONTRACTSEXHIBIT H

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by ____________________, a ____________________ ("Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1.    Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder);

2.    Transferor is not a disregarded entity as defined in Sec. 1.1445-2(b)(2)(iii);

3.    Transferor's U.S. employer identification number is _______________; and

4.    Transferor's address is c/o Heitman Capital Management LLC, 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct and complete, and it further declares that it has authority to sign this document on behalf of Transferor.

Dated: , 201__

Transferor:
,
a

By:
Name:
Its:
EXHIBIT I

Tenant Notification Letter

____________, 201__

VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED

[[Tenant]]

Re:    [[PROPERTY NAME]]

Dear Tenant:

You are hereby advised that the above referenced property in which you are a tenant was sold and your lease was assigned and transferred effective as of the date of this letter to ______________, a ________________ (the "Purchaser"). Your security deposit and advance rental, if any, has been transferred to the Purchaser, whose address is set forth below. The above referenced property will be managed by [[MANAGEMENT COMPANY]] and all checks for rent and other charges should be made payable to [[______________]] and forwarded to:

[[MANAGEMENT COMPANY]]
[[Property Address]]

In accordance with the terms of your lease, copies of all future notices to landlord should be sent to:

[[PURCHASER ENTITY]]
[ADDRESS]

If you have any questions or need any additional information, please feel free to contact the management office at [[Telephone Number]].

Sincerely,

SELLER:        PURCHASER:

,                    ,
a             a
By:            By:
Name:            Name:
Its:            Its:
EXHIBIT J

Vendor Notification Letter

, 201__

VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED

[[Vendor]]

RE:    [[PROPERTY NAME]]

Gentlemen:

This is to advise you that the above referenced property was sold to ________________, a _______________ (the "Purchaser"). As part of the sale, your contract has been assigned to Purchaser, and any goods, services or utilities supplied to the property subsequent to the date of this letter shall be for its account. The above referenced property will be managed by [[Management Company]] and all future invoices and correspondence and any and all Notices to Purchaser should be sent to:

[[ADDRESS]]

SELLER:        PURCHASER:

,
a             a
By:            By:
Name:        Name:
Its:            Its:

SCHEDULE 1

LIST OF LEASES AND SECURITY DEPOSITS

[Attached]

List of Security Deposits

Lemongrass $7,974.28
Menchie's $5,527.50
SCHEDULE 2

LIST OF SERVICE CONTRACTS

Type of Service	Vendor	Begin	End
Security	Universal Protective Service	6/1/2012	5/31/2013
Parking Lot Lighting	Environmental Lighting Service	6/5/2012	6/4/2013
Landscaping	Phillips Landscape Management	6/1/2012	5/31/2013
Trash	IESI	12/1/2012	11/30/2014
Pest	ABC	10/1/2012	9/31/2013
Sweeping	Complete Sweep	11/1/2012	12/31/2013
Electric Energy	Constellation Energy	4/26/2011	4/13/2012

All service contracts are terminable on 30 days' notice.
SCHEDULE 3

LIST OF LITIGATION

NONE
SCHEDULE 4

LIST OF EXISTING PROPOSALS

Square Footage	2,114
Rent (annual PSF) - Years 1 - 3	$35.00
Years 4 - 7	$38.00
Years 8 - 10	$41.00
Term	10 years

	PSF
Tenant Improvement Allowance	$50.00	$105,700.00
Leasing Commission	$21.20	$44,816.80
LL Work	$12.42	$26,262.15

Square Footage	3,400
Rent (annual PSF) - Years 1 - 2	$27.00
Years 3 - 5	$35.00
Years 6 - 8	$37.00
Years 9 - 10	$40.00
Term	10 years

	PSF
Tenant Improvement Allowance	$30.00	$102,000.00
Leasing Commission	$6.00	$20,400.00
LLWork	$9.12	$31,000.00